EXHIBIT 10.21
QUALCOMM INCORPORATED
2025 DIRECTOR COMPENSATION PLAN
ARTICLE 1
ADOPTION
1.1    Adoption. The HR and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Qualcomm Incorporated (the “Company”) adopted and approved this 2025 Director Compensation Plan (the “Plan”) by resolutions adopted on October 7, 2024. The Plan was adopted to establish the compensation to be paid to the Company’s nonemployee directors (“Directors”), based on the Compensation Committee’s annual review of nonemployee director compensation, including an analysis prepared by the Compensation Committee’s independent compensation analyst of reported nonemployee director compensation practices at the same peer companies used in the Compensation Committee’s evaluation of compensation for the Company’s named executive officers. This Plan is effective on January 1, 2025.
1.2    Issuance of Deferred Stock Units. The Plan constitutes a sub-plan under Section 3.5(j) of the 2023 Long-Term Incentive Plan, as amended (the “2023 LTIP”) and the corresponding section of any successor equity incentive plan to the 2023 LTIP which is adopted by the Company (the “Successor LTIP”). Either the 2023 LTIP or any Successor LTIP as then in effect are referred to herein as the “Company LTIP” with respect to the grant of Deferred Stock Units as set forth herein. By approval of this Plan, the Compensation Committee has authorized and approved the grant, issuance and settlement of the Deferred Stock Units pursuant to the Company LTIP as provided herein and subject to the terms and conditions of the forms of award agreements for such Deferred Stock Units that have been authorized and approved by the Compensation Committee as provided in the Company LTIP.
1.3    Retainers. All cash retainer fees specified in Sections 2.1, 2.2 and 2.3 below are referred to herein collectively as the “Retainers” for purposes of this Plan.
ARTICLE 2
DIRECTOR COMPENSATION
2.1    Annual Retainer. Directors who are U.S. residents receive an Annual Retainer of $100,000 per calendar year. In consideration of the increased travel time, Directors who are non-U.S. residents receive an Annual Retainer of $120,000 per calendar year. The Annual Retainer is earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter, with proration as specified in Section 2.6 for service that commences or ceases other than on the first day of any calendar quarter.
2.2    Board Committee Retainers: The Chair and the other members of the following Board committees (“Board Committees”) receive annual Board Committee Retainers as follows:
(a)Audit Committee Retainer: $40,000 per calendar year for the Chair and $15,000 per calendar year for each other committee member;
(b)Compensation Committee Retainer: $40,000 per calendar year for the Chair and $15,000 per calendar year for each other committee member; and

(c)Governance Committee Retainer: $30,000 per calendar year for the Chair and $15,000 per calendar year for each other committee member.
All Board Committee Retainers are earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter, with proration as specified in Section 2.6 for service that commences or ceases other than on the first day of any calendar quarter.
2.3    Lead Independent Director and Nonexecutive Chair Retainers.
(a)    Lead Independent Director (if appointed) Retainer: $35,000 per calendar year, which is earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter, with proration as specified in Section 2.6 for service that commences or ceases other than on the first day of any calendar quarter.
(b)    Nonexecutive Chair Retainer: $175,000 per calendar year, which is earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter, with proration as specified in Section 2.6 for service that commences or ceases other than on the first day of any calendar quarter.
The Board may appoint special committees from time-to-time and the applicable retainers, if any, for the chairs and members of such special committees are determined by the Compensation Committee in its discretion. If applicable, such special committee retainers will be earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter with proration as specified in Section 2.6 for service that commences or ceases other than on the first day of any calendar quarter.
2.4    Meeting Fees. No fees are paid for attending Board meetings. No meeting fees are paid for attending in person or by telephone up to ten (10) meetings of a Board Committee in a calendar year; each Director will receive $1,500 for attending in person or by telephone with respect to each additional meeting which is more than ten (10) meetings of a Board Committee in a calendar year. The Board may appoint special committees from time-to-time and the Meeting Fees, if any, for such special committees are determined by the Compensation Committee in its discretion. Meeting Fees, if any, will be paid on a quarterly basis as soon as practicable after the end of each calendar quarter.
2.5    Annual Deferred Stock Units. On the date of the 2025 annual meeting of stockholders of the Company, each Director will receive an automatic grant of a number of Annual Deferred Stock Units (“Annual DSUs”) determined by dividing (1) $275,000, by (2) the fair value of each such unit on such date, as determined by Aon (or another third-party designated by the Company) in accordance with FASB ASC Topic 718, with the result rounded up to the next whole unit. Annual DSUs are fully vested on the grant date and paid via an issuance of shares on the third anniversary of the grant date (subject to an election made pursuant to Section 3.1(b) of this Plan), or earlier upon death, Disability or a Change in Control, as set forth in the Annual DSU agreements approved by the Compensation Committee.
2.6    Proration of Retainers and Annual Deferred Stock Units. An individual who becomes or ceases to be a Director other than on the first day of any calendar quarter, or with respect to any committee retainer, joins such committee on a date other than on the first day of any calendar quarter, will receive prorated amount of the applicable Retainers for that quarter based on the number of days in such calendar quarter in which he or she served as a Director and/or as a Chair or committee member, as applicable. An individual commencing service as a Director between annual meetings of the stockholders, will receive an automatic grant on the date services commence of a number of Annual DSUs equal to the product (rounded up to the nearest whole number) of (1) the number of Annual DSUs granted to each Director pursuant to Section 2.5 at the most recent annual meeting of stockholders of the Company, multiplied by (2) a fraction, (a) the numerator of which shall be the number of complete or partial calendar months from and including the month he or she commences service as a Director through the end of the calendar month immediately preceding the month in which the next annual meeting is scheduled to be held (or, if the next annual meeting has not been scheduled as of the grant date, it will be assumed to be scheduled for the next-following March for this purpose), and (b) the denominator of which shall be 12.
ARTICLE 3
ELECTIONS TO DEFER PAYMENT OF COMPENSATION
3.1    Allowable Deferrals.
(a)Elective Deferred Stock Units. Directors may elect to convert all or a portion (in 25% increments) of their Retainers into Elective Deferred Stock Units (“Elective DSUs”), which are fully vested on the grant date and payable via an issuance of shares upon the earliest of (1) a date elected by the Director that is at least three years following the grant date, (2) separation from service, (3) death, (4) Disability, or (5) a Change in Control, as set forth in the Elective DSU agreements approved by the Compensation Committee. A Director who has made such an election shall, on the last day of the calendar quarter for which the Retainer would otherwise be paid but for such election, automatically receive a grant pursuant to this Plan of a number of Elective DSUs equal to (i) the amount of the Retainer to which such election applies, divided by (ii) the Fair Market Value (as defined in the Company LTIP) of a share of the Company’s Common Stock on the last date of that quarter (or the next trading date following the close of the quarter with respect to any quarter that does not end on a trading date), with the result rounded up to the next whole unit.
(b)Deferral of Payment Date for Annual Deferred Stock Units. A Director may elect to defer the payment of the Annual DSUs to a date that is later than three years from the grant date as set forth in the Annual DSU agreements approved by the Compensation Committee.
(c)Deferrals into the Nonqualified Deferred Compensation Plan. Directors may elect to defer all or a portion (in whole percentages) of their Retainers and/or any Meeting Fees into the Company’s Nonqualified Deferred Compensation Plan (“NQDCP”), which gives Directors several investment options and allows them to select the timing and form of distributions.
3.2    Timing and Manner of Elections.
(a)Annual Elections. Generally, any election referenced in Section 3.1 must be made by a Director in writing on the form provided by the Company before the beginning of the calendar year in which the Retainer or Meeting Fees are earned or the Annual DSU is granted.
(b)First Year Elections for New Directors. Directors who join the Board between annual meetings may make an election referenced in Section 3.1 (a) or (c) no later than thirty (30) days following the date he or she joins the Board, although that election will apply only to Retainers or Meeting Fees earned after the end of the calendar quarter in which such election is made and becomes irrevocable.
(c)Effect of Elections. Elections are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (“Section 409A”) and are irrevocable and continue from year to year unless changed or terminated effective as of the beginning of a subsequent calendar year.
ARTICLE 4
EXPENSE REIMBURSEMENT
4.1    Expense Reimbursement. Each Director will be reimbursed by the Company for up to $7,500 per calendar year for fees actually incurred for membership in associations, seminars and courses integrally and directly related to such Director’s service to the Board or its committees. Reasonable costs for corresponding travel, lodging and meals are reimbursable and do not count toward the $7,500 limit. Any amount reimbursed hereunder shall be substantiated within a reasonable time period.
4.2    409A Compliance. For purposes of compliance with Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which such fees were paid by the Director, (ii) any right to reimbursement is not subject to liquidation or exchange for another benefit, and (iii) no reimbursement provided in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year.

ARTICLE 5
AMENDMENT AND TERMINATION
5.1    Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate this Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall materially and adversely affect the rights of any Director with respect to amounts earned or Deferred Stock Units granted prior to the amendment, suspension, discontinuance or termination.
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